     As filed with the Securities and Exchange Commission on May 30, 2000
                                                    Registration No. 333-______
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                            ______________________
                                   FORM S-8
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                            ______________________

                                TUBOSCOPE INC.
                          (Exact Name of Registrant
                         as Specified in Its Charter)
          Delaware                                        76-0252850
(State or Other Jurisdiction of                       (I.R.S. Employer
Incorporation or Organization)                      Identification Number)
                               __________________

                               2835 Holmes Road
                             Houston, Texas 77051
        (Addresses of Principal Executive Offices including Zip Codes)
                        _______________________________

                    VARCO 1980 EMPLOYEE STOCK PURCHASE PLAN
                VARCO INTERNATIONAL INC. 1990 STOCK OPTION PLAN
          VARCO INTERNATIONAL INC. 1994 DIRECTOR'S STOCK OPTION PLAN
                           (Full Title of the Plans)
                               __________________

James F. Maroney, III                                Copy to:                                  Copy to:
Vice President, Secretary and                 Regina M. Schlatter, Esq.                    Larry M. Meeks, Esq.
  General Counsel                                 Latham & Watkins                     Pircher, Nichols and Meeks
   Tuboscope Inc.                       650 Town Center Drive, 20th Floor               1999 Avenue of the Stars
  2835 Holmes Road                        Costa Mesa, California 92626                Los Angeles, California 90067
 Houston, Texas 77051                            (714) 540-1235                            (310) 201-8900
    (713) 799-5100
                                           ______________________________

         (Name and Address, Including Zip Code, and Telephone Number,
                  Including Area Code, of Agent for Service)

---------------------------------------------------------------------------------------------------------------------
                                        CALCULATION OF REGISTRATION  FEE
---------------------------------------------------------------------------------------------------------------------
                                                                               Proposed
                                                              Proposed          Maximum
                                            Amount            Maximum          Aggregate       Amount of
                                             to be          Offering Price      Offering     Registration
                                          Registered (1)    Per Share (2)      Price (2)         Fee
---------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value               2,930,644          $14,947       $43,804,207             $11,565
----------------------------------------------------------------------------------------------------------------

(1) Represents 712,611 shares issuable under the Varco 1980 Employee Stock Purchase Plan, 1,970,439 shares issuable under the Varco International Inc. 1990 Stock Option Plan, 247,594 and shares issuable under the Varco International Inc. 1994 Director's Stock Option Plan.

(2) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(h) and (c) under the Securities Act of 1933, as amended (the "Securities Act"), and is based on (i) the average of the high and low sales price of the Common Stock ($20.78125), as reported on the New York Stock Exchange on May 23, 2000 as to 712,611 shares to be issued under the Varco 1980 Employee Stock Purchase Plan. (ii) the per share weighted average exercise price ($12.53) of previously granted options under the Varco International, Inc. 1990 Stock Option Plan exercisable for 1,970,439 shares, plus (ii) the per share weighted average exercise price ($17.39) of previously granted options under the Varco International Inc. Director's Stock Option Plan exercisable for 247,594 shares.
===============================================================================
Proposed sale to take place as soon after the effective date of the Registration
          Statement as options granted under the plans are exercised.

                    Total Pages 9--Exhibit Index on Page 7

                                    PART I

             INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

          The information called for in Part I of the Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the "Commission").

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.
          ----------------------------------------

          The following documents filed by the Company with the Commission are incorporated herein by reference:

          (a) The description of the Common Stock contained in the Company's registration statement on Form 8-A12B filed with the Commission on August 25, 1997, pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") including any subsequent amendment or report filed for the purpose of updating such description;

          (b) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (including items incorporated by reference from the Company's Registration Statement on Form S-4, as amended (Registration No. 333-34582), concerning its Annual Meeting of Stockholders held on May 30, 2000);

          (c) The Company's Current Report on Form 8-K filed with the Commission on March 23, 2000; and

          (d) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2000, as amended.

          In addition, all documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which reregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part of it from the respective dates of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.   Description of Securities.
          -------------------------

          Not Applicable.

Item 5.   Named Experts and Counsel
          -------------------------

          Ernst & Young, LLP, independent auditors, have audited the consolidated financial statements and schedules of the Company appearing in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, as set forth in their report thereon, which is incorporated herein by reference. The Company's financial statements and schedules are incorporated herein on reliance upon Ernst & Young LLP's report, given upon the authority of such firm as experts in accounting and auditing.

Item 6.   Indemnification of Directors and Officers
          -----------------------------------------

          Section 102(b)(7) of the Delaware General Corporation Law enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of members of its board of directors to the corporation or its stockholders for monetary damages for violations of a director's fiduciary duty of care. Such a provision would have no effect on the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty.

In addition, no such provision may eliminate or limit the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying an unlawful dividend or approving an illegal stock repurchase, or obtaining an improper personal benefit.

          Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. No indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Additionally, a corporation is required to indemnify its directors and officers against expenses to the extent that such directors or officers have been successful on the merits or otherwise in any action, suit or proceeding or in defense of any claim, issue or matter therein.

          Indemnification can be made by the corporation only upon a determination that indemnification is proper in the circumstances because the party seeking indemnification has met the applicable standard of conduct as set forth in the Delaware General Corporation Law. The indemnification provided by the Delaware General Corporation Law shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. A corporation also has the power to purchase and maintain insurance on behalf of any person, whether or not the corporation would have the power to indemnify him against such liability. The indemnification provided by the Delaware General Corporation Law shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

          The Company's Certificate of Incorporation limits the directors' liability for monetary damages to the Company and its stockholders for breaches of fiduciary duty, except under the circumstances outlined in Section 102(b)(7) of the Delaware General Corporation Law.

          The Company's bylaws extend indemnification rights to the fullest extent authorized by the Delaware General Corporation Law to directors and officers involved in any action, suit or proceeding where the basis of such involvement is such persons' alleged action in an official capacity or in another capacity while serving as a director or officer of the Company. The Company's bylaws also permit the Company to maintain insurance to protect itself and any of its directors, officers, employees or agents against any expense, liability or loss incurred as a result of any action, suit or proceeding whether or not the Company would have the power to indemnify such person under the Delaware General Corporation Law.

          The inclusion of the above provisions in the Certificate of Incorporation may have the effect of reducing the likelihood of stockholder derivative suits against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited the Company and its stockholders.

Item 7.   Exemption from Registration Claimed.
          -----------------------------------

          Not applicable.

Item 8.   Exhibits
          --------

          See Index to Exhibits on page 7.

Item 9.   Undertakings.
          ------------

          (a) The undersigned registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                         (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

                                provided, however, that paragraphs (a)(1)(i) and
                 (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

                 (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

          Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 30, 2000.

                                       TUBOSCOPE INC.


                                       BY:   /s/ JOHN F. LAULETTA
                                            ----------------------------------
                                            John F. Lauletta
                                            Chief Executive Officer
                                            and President
                                            (Principal Executive Officer)


                                       By:   /s/ JOSEPH C. WINKLER
                                            -----------------------------------
                                            Joseph C. Winkler, Executive Vice
                                            President, Chief Financial Officer
                                            and Treasurer
                                            (Principal Financial and
                                            Accounting Officer)

                               POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints John F. Lauletta and Joseph C. Winkler and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated as of May 29, 2000.

Signature                                                            Title
---------                                                            -----
  /s/ JOHN F. LAULETTA                          President, Chief Executive Officer and
----------------------------------------------  Director (Principal Executive Officer)
John F. Lauletta

  /s/ JOSEPH C. WINKLER                         Executive Vice President, Chief Financial
----------------------------------------------  Officer and Treasurer (Principal Financial
Joseph C. Winkler                               and Accounting Officer)

  /s/ JEROME R. BAIER                           Director
----------------------------------------------
Jerome R. Baier

  /s/ ERIC L. MATTSON                           Director
----------------------------------------------
Eric L. Mattson

  /s/ L.E. SIMMONS                              Director
----------------------------------------------
L.E. Simmons

  /s/ JEFFERY A. SMISEK                         Director
----------------------------------------------
Jeffery A. Smisek

  /s/ DOUGLAS E. SWANSON                        Director
----------------------------------------------
Douglas E. Swanson

                               INDEX TO EXHIBITS

EXHIBIT                                                                                           PAGE
-------                                                                                           ----
 4.1      Registration Rights Agreement dated May 13, 1988 among the Company, Brentwood          (Note 1)
          Associates, Hub Associates IV, L.P., and the investors listed therein.

 4.2      Purchase Agreement dated as of October 1, 1991 between the Company and Baker Hughes    (Note 2)
          Incorporated regarding certain registration rights.

 4.3      Exchange Agreement, dated as of January 3, 1996, among the Company and Baker Hughes    (Note 3)
          Incorporated.

 4.4      Registration Rights Agreement dated April 24, 1996 among the Company, SCF III, L.P.,   (Note 4)
          D.O.S. Partners L.P., Panmell (Holdings), Ltd. and Zink Industries Limited.

 4.5      Registration Rights Agreement dated March 7, 1997 among the Company and certain        (Note 5)
          stockholders of Fiber Glass Systems, Inc.

 4.6      Warrant for the Purchase of Shares of Common Stock Expiring December 31, 2000          (Note 4)
          between the Company and SCF III, L.P. regarding 2,533,000 shares, dated January 3,
          1996.

 4.7      Warrant for the Purchase of Shares of Common Stock expiring December 31, 2000          (Note 3)
          between the Company and Baker Hughes Incorporated regarding 1,250,000 share, dated
          January 3, 1996.

 4.8      Indenture, dated as of February 25, 1998, between the Company, the Guarantors named    (Note 6)
          therein and The Bank of New York Trust Company of Florida as trustee, relating to
          $100,000,000 aggregate principal amount of 7 1/2% Senior Notes due 2008; Specimen
          Certificate of 7 1/2% Senior Notes due 2008 (the "Private Notes"); and Specimen
          Certificate at 7 1/2% Senior Notes due 2008 (the "Exchange Notes").

 5.1      Opinion of Latham & Watkins                                                                  8

23.1      Consent of Latham & Watkins (included in Exhibit 5.1)                                        8

23.2      Consent of Ernst & Young LLP                                                                 9

24.1      Powers of Attorney (Included on page 7)                                                      6

___________________________

Note 1    Incorporated by reference to the Company's Registration Statement on Form S-1 (No. 33-31102).

Note 2    Incorporated by reference to the Company's Registration Statement on Form S-1 (No. 33-43525).

Note 3    Incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

Note 4    Incorporated by reference to the Company's Current Report on Form 8-K filed on January 16, 1996.

Note 5    Incorporated by reference to the Company's Current Report on Form 8-K filed on March 19, 1997, as amended by Amendment No. 1 filed on May 7, 1997.

Note 6    Incorporated by reference to the Company's Registration Statement on Form S-4 (No. 333-51115).